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                                                                     EXHIBIT 3.2

                             CERTIFICATE OF AMENDMENT
                              OF RESTATED CERTIFICATE
                          OF INCORPORATION OF LYCOS, INC.


Lycos, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST:    The name of the Corporation is Lycos, Inc. (the "Corporation").

SECOND:   The date on which the Certificate of Incorporation for this
Corporation was filed with the Secretary of State of the State of Delaware is June 1, 1995. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 4, 1996 (the "Restated Certificate") and was amended by a Certificate of Amendment filed with the Secretary of the State of Delaware on August 13, 1998.

THIRD:    The following amendments to the Restated Certificate was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware (the "General Corporation Law") by resolutions duly adopted by the Board of Directors of this Corporation and was approved by the stockholders in a special meeting of the stockholders on July 15, 1999 called and held in accordance with the General Corporation Law.

      Article FOURTH of the Restated Certificate is hereby amended by deleting the first paragraph of said Article FOURTH and replacing such paragraph with the following:

      "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 305,000,000 shares, consisting of 300,000,000 shares of Common Stock with a par value of $.01 per share (herein called the "Common Stock") and 5,000,000 shares of Preferred Stock with a par value of $.01 per share (herein called the "Preferred Stock")."

      IN WITNESS HEREOF, this Corporation has caused this Certificate of Amendment to be signed by its Vice President in Waltham, Massachusetts this 16 day of July, 1999.


                                LYCOS, INC.


                                /s/ Thomas E. Guilfoile
                                -----------------------------------
                                Thomas Guilfoile, Vice President of
                                Finance and Administration